Exhibit 10.2

ABBOTT LABORATORIES
RESTRICTED STOCK UNIT AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201   (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Restricted Stock Unit Award (the “Award”) of «NoShares12345» restricted stock units (the “Units”) representing the right to receive an equal number of Shares on specified Delivery Dates.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Restricted Stock Unit Agreement.

(b)                                 Cause:  Cause shall mean the following, as determined by the Company in its sole discretion:

(i)                                     material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)                               material breach by the Employee of the Code of Business Conduct;

(B)                               material breach by the Employee of the Employee’s Employee Agreement;

(C)                               commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)                               wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)                                failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)                                  to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)                                  Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(d)                                 Controlled Group:

(i)                                     Abbott and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of subsections 414(b), (c), or (m) of the Code) with Abbott; and

(ii)                                  during the period of the TAP Pharmaceutical Products Inc. (“TAP”) joint venture between Takeda Pharmaceutical Company Limited and Abbott ending April 30, 2008, TAP and any corporation, partnership and proprietorship under common control (as defined above) with TAP.

(e)                                  Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(f)                                   Disability:  As of a particular date, the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least six (6) months under (i) the terms of the Abbott Laboratories Long-Term Disability Plan (formerly known as the Extended Disability Plan) (the “LTD Plan”), or (ii) if the Employee’s employer does not participate in the LTD Plan, such similar accident and health plan providing replacement benefits in which the Employee’s employer participates.

(g)                                  Employee Agreement:  The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(h)                                 Employee’s Representative:  The Employee’s legal guardian or other legal representative.

(i)                                     Program:  The Abbott Laboratories 2017 Incentive Stock Program.

(j)                                    Retirement:

(i)                                     Except as provided under (iii) below, for employees hired by the Controlled Group prior to January 1, 2004, Retirement means any of the following:

•                  age 50 with 10 years of service;

•                  age 65 with at least three (3) years of service; or

•                                          age 55 with an age and service combination of 70 points, where each year of age is one (1) point and each year of service is one (1) point.

(ii)                                  Except as provided under (iii) below, for employees hired by the Controlled Group after December 31, 2003, Retirement means any of the following:

•                  age 55 with 10 years of service; or

•                  age 65 with at least three (3) years of service.

(iii)                               For participants in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, Retirement means any of the following:

•                  age 55 with 10 years of service; or

•                  age 65 with at least three (3) years of service.

(iv)                              For purposes of calculating service under this Section 1(j), except as otherwise provided by the Committee or its delegate, service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group.  Program administrative rules apply in determining Retirement eligibility and credited service.

(v)                                 If an Employee has a Termination and (A) as of the date of that Termination met the definition of Retirement, and (B) is subsequently rehired by a member of the Controlled Group, then for purposes of this Agreement that Employee will continue to be treated as meeting the definition of Retirement.

(k)                                 Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.                                      Delivery Dates and Shareholder Rights.  The Delivery Dates for Shares underlying the Units are the respective dates on which the Shares are payable to the Employee pursuant to Section 4 below.  Prior to the Delivery Date(s):

(a)                                 the Employee shall not be treated as a shareholder as to those Shares underlying the Units, and shall have only a contractual right to receive Shares, unsecured by any assets of the Company or its Subsidiaries;

(b)                                 the Employee shall not be permitted to vote the Shares underlying the Units; and

(c)                                  the Employee’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.

The Employee shall receive cash payments equal to the dividends and distributions paid on Shares underlying the Units (the “Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date (or as soon as practicable thereafter) as if each Unit were a Share; provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Employee with respect to dividends or distributions the record date for which occurs on or after the date the Employee has forfeited the Units, or the date the Units are settled.  For purposes of compliance with the requirements of Code Section 409A, to the extent applicable, the specified date for payment of any Dividend Equivalents to which the Employee is entitled under this Section 2 is the calendar year during the term of this Agreement in which the associated dividends or distributions are paid on Shares underlying the Units.  The Employee shall have no right to determine the year in which Dividend Equivalents will be paid.

3.                                      Restrictions.  The Units are subject to the forfeiture provisions in Sections 5 and 6 below.  The Units are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until the Units are settled.

4.                                      Lapse of Restrictions.  Subject to Sections 5 and 6 below:

(a)                                 During Employment.  While the Employee is employed with the Company or its Subsidiaries, the Restrictions on one-third of the Units will lapse on each of the first three (3) anniversaries of the Grant Date (each, a “Delivery Date”) until, on the third anniversary of the Grant Date, 100% of the Units are no longer subject to the Restrictions.  Units for which Restrictions have lapsed shall be settled in the form of Shares on the Delivery Date(s).  Unless indicated otherwise, Shares shall be delivered in an equal number (subject to rounding) as of each Delivery Date.

(b)                                 Retirement.  If the Employee’s Termination occurs due to Retirement, then any Units not previously settled shall be settled in the form of Shares on the Delivery Date(s) set forth in subsection 4(a) above occurring after the date of such Retirement as if the Employee had remained employed on such dates.

(c)                                  Death.  The Restrictions shall lapse on the date of the Employee’s Termination due to death, and any Units not previously settled on a Delivery Date shall be settled (for the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution) in the form of Shares as soon as administratively possible after, and effective as of, the date of death.

(d)                                 Disability.  The Restrictions shall lapse on the date of the Employee’s Disability, and any Units not previously settled on a Delivery Date shall be settled in the form of Shares as soon as administratively possible after, and effective as of, the date of Disability.

5.                                      Effect of Certain Bad Acts. Any Units not previously settled shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the

Employee experiences a Termination or remains employed with the Company or a Subsidiary.

6.                                      Forfeiture of Units.  In the event of the Employee’s Termination for any reason other than Retirement, death or Disability, any Units with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative.  In the event that the Employee is terminated by the Company other than for Cause, the Company may, in its sole discretion, cause Restrictions on some or all of the Units not previously settled on a Delivery Date to lapse and be settled in the form of Shares on the Delivery Dates set forth in subsection 4(a) above as if the Employee had remained employed on such dates.

7.                                      Withholding Taxes.  The Company shall be entitled to withhold, or require the Employee to remit, any federal, state, local, and other applicable taxes (in U.S. or non-U.S. jurisdictions), including income, social security and Medicare withholding taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by, without limitation:

(a)                                 having the Company withhold Shares;

(b)                                 tendering Shares received in connection with the Units back to the Company;

(c)                                  delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld;

(d)                                 selling Shares issued pursuant to the Units and having the Company withhold from proceeds of the sale of such Shares;

(e)                                  having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Employee; or

(f)                                   requiring the Employee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Employee’s behalf.

Notwithstanding the foregoing, if the Employee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable upon settlement of the Units that is sufficient to satisfy such obligations consistent with the Company’s withholding practices.

If, to satisfy tax withholding obligations, the Company withholds Shares otherwise issuable to the Employee, the Employee shall be deemed to have been issued the full number of Shares underlying the Units, subject to the Restrictions set forth in this Agreement.

8.                                      No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)                                  interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

9.                                      No Contract as of Right.  The Award does not create any contractual or other right to receive additional Awards or other Program Benefits.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

10.                               No Right to Compensation.  Unless expressly provided by the Company in writing, any value associated with the Award is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, insurance plan, investment or stock purchase plan, pension, retirement, or any other employee benefits, or similar payments under plans of the Company or any of its Subsidiaries.

11.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)                                     voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                  authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

12.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Units, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

13.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

14.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

15.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed. Furthermore, if the Employee relocates to another country, the Company may establish special or alternative terms and conditions as necessary or advisable to comply with local law, facilitate the administration of the Program and/or accommodate the Employee’s relocation.

16.                               Code Section 409A.  Payments made pursuant to this Agreement are intended to be exempt from or to otherwise comply with the provisions of Code Section 409A to the extent applicable.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, the Employee shall not be deemed to have had a Termination unless the Employee has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h), and amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination (including Retirement) shall instead be paid on the first business day after the date that is six (6) months following the Employee’s Termination (or upon the Employee’s death, if earlier).  For purposes of Code Section 409A, to the extent applicable: (i) all payments provided hereunder shall be treated as a right to a series of separate payments and each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment; (ii) the term “as soon as administratively possible” means a period of time that is within 60 days after the Termination due to death or Disability (as applicable); and (iii) the date of the Employee’s Disability shall be determined by the Company in its sole discretion.

Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

18.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

19.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any state’s conflict of laws principles.

*              *              *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Miles D. White
Chairman and Chief Executive Officer